Exhibit 10.13
OFFICE LEASE
BETWEEN
OLD SAUK TRAILS PARK LIMITED PARTNERSHIP
LANDLORD
AND
TOMOTHERAPY INCORPORATED
TENANT
1240 Deming Way
Madison, Wisconsin

1240 Deming Way
Madison, Wisconsin 53717

No. 6	REFERENCE DATA	January 26, 2005
These terms are specific to, and incorporated in, this lease.

¶ no.	Item	Lease Provision
1.01	Tenant	TomoTherapy Incorporated, a Wisconsin corporation

1.02	Premises Area of the Premises	all of the building including seven below-grade test bunkers 61,410 rentable square feet (“RSF”) excluding the test bunkers

1.03	Additional Permitted uses	manufacture, testing and assembly of medical imaging equipment

1.04	Term Effective Date	Through May 31,2014 this Reference Data page #6 is effective March 14, 2005.

2.01	Rent	14.25/RSF/yr.

2.02	Rent Adjustment Tenant’s pro rata share Additional Rent	$0.50/RSF/yr. each June 1st 100.00% $6.82/RSF/yr [subject to adjustment per §2.02]

2.05	Security deposit	NONE

4.01	Build out Allowance	PAID

10.01	Extension term	Four terms, five years each

LANDLORD	TENANT
Old Sauk Trails Park Limited Partnership	TomoTherapy Incorporated
Old Sauk Trails Park Development Company, gen’l partner	1240 Deming Way
8020 Excelsior Drive, Ste. 300	Madison WI 53717-2911
Madison WI 53717-1998

/s/ George Gialamas George Gialamas, President	/s/ Dr. Frederick A. Robertson Dr. Frederick A. Robertson, C.E.O.

1240 Deming Way
Madison, Wisconsin 53717

No. 1	REFERENCE DATA	October 22, 2001
These terms are specific to, and incorporated in, this lease.

¶ no.	Item	Lease Provision
1.01	Tenant	Tomotherapy Incorporated, a Wisconsin corporation

1.02	Premises Area of the Premises[1]	1st and 2nd floor, building to be constructed at 1240 Deming Way, including test bunkers appx. 40,000 rentable square feet (“RSF”) of office and manufacturing space excluding the test bunkers

1.03	Additional Permitted uses	manufacture, testing and assembly of medical imaging equipment

1.04	Term Target Date	Ten (10) years May 1, 2002, for 1st floor & bunkers; June 1, 2002, for 2nd floor

2.01	Rent at commencement	13.00/RSF/yr.

2.02	Rent Adjustment Tenant’s pro rata share[1] Additional Rent	$0.50/RSF/yr. 60.6% $5.50/RSF/yr [est.]

2.05	Security deposit	NONE

4.01	Build out Allowance	$23.25/RSF

10.01	Extension term	Four terms, five years each

LANDLORD	TENANT
Old Sauk Trails Park Limited Partnership	Tomotherapy Incorporated
Old Sauk Trails Park Development Company, gen’[l] partner	2228 Evergreen Road
8020 Excelsior Drive, Ste. 300	Middleton, WI 53562-4241
Madison WI 53717-1998

/s/ George Gialamas George Gialamas, President	/s/ John J. Barni John J. Barni, C.E.O.

[1]	Area of the Premises and of the Building and the Tenant’s pro rata share to be confirmed upon completion of the final building plans, and prior to commencement, by execution of another Reference Data page.

                                                                 EXHIBITS

Exhibit A	Floor Plan
Exhibit B	Building
Exhibit C	Land
Exhibit D2	Space Plan
Exhibit E	Specifications
Exhibit F	Janitorial Services
Exhibit G	Rules
Exhibit H	Building Standard
Exhibit I	Tenant Build Out Agreement

[2]	Exhibits D & E are to be agreed on by Landlord and Tenant and added hereto by 10/31/01

DEFINITIONS

Additional Rent	§2.02
Alterations	§4.01(a)
Applicable Laws	§3.01
Asking/Answering Party	§8.02(a)
Building	§1.01
Business Days	§12.13
Business Hours	§3.02(b)
Canceling/Complying Party	§3.01
Commencement Date	§l.04
Default	§7.01(a)
Defaulting Party	§7.05
Excess Consideration	§4.02(f)
Extension Term	§10.01(a)
HVAC	§3.02(a)
Holdover	§9.04(a)
Improvements	§1.05
Injured Party	§5.01(d)
Land	§1.02
Landlord	§1.01
Late Payment	§2.01 (b)
Lease	§1.01
Operating Expenses	§2.02
Premises	§1.02
Property	§2.02(a)
Pro Rata Share	§2.02(a)
Real Estate Taxes	§2.02(a)
Reference Data	§1.01
Relevant Space	§6.01 (a)
Rent	§2.01
Statement	§2.02(d)
Substantial Completion	.§1.04(b)
Successor Landlord	§8.0l(b)
Target Date	§1.04(a)
Temporary Condemnation	§6.02(h)
Tenant	§1.01
Term	§1.04(a)

ARTICLE 1 — BASIC LEASE PROVISIONS
1.01. Date and parties. This lease (Lease) is entered into between Old Sauk Trails Park Limited Partnership, as lessor (Landlord) and the tenant identified on the Reference Data page at the front of this Lease, as lessee (Tenant) for space in the building to be constructed on Lots 65 and 66, Old Sauk Trails Park, Sixth Addition, Madison, Wisconsin (Building).
1.02. Premises. Landlord leases to Tenant the space identified in the Reference Data (Premises) as shown outlined on the attached floor plan (Exhibit A). The Premises contain the fixtures, improvements, and other property now installed therein plus any improvements required by section 1.05 and Exhibits D and E.
The Building (Exhibit B) will contain approximately 59,235 rentable square feet excluding the test bunkers and the Premises will contain the rentable area which is designated in the Reference Data. These measurements were made using the American National Standard Method of Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996, published by the Building Owners and Managers Association International. Any change in the rentable area of the Building or Premises will be incorporated herein by a revision of the Reference Data.
Tenant and its agents, employees, and invitees, have the nonexclusive right with others designated by Landlord to the free use of the common areas in the Building and of the land (Land) on which the Building is located (Exhibit C) for the common areas’ intended and normal purpose. Common areas include elevators, sidewalks, surface-lot parking areas, driveways, hallways, stairways, public bathrooms, common entrances, lobby, and other similar public areas and access ways. Landlord may change the common areas if the changes do not materially and unreasonably interfere with Tenant’s access to the Premises or use of them.
1.03. Use. Tenant shall use the Premises for business office purposes only, unless Landlord gives its advance written consent to another use which shall be evidenced by inclusion in the Reference Data. Landlord warrants that applicable laws, ordinances, regulations, and restrictive covenants permit the Premises to be used for any use permitted by the Lease. Tenant shall not create a nuisance or use the Premises for any immoral or illegal purposes.
1.04.Term.
     1.04(a). Term. The Lease begins (Commencement Date) for any part of the Premises on the earlier of:
(i) the date Tenant takes possession and occupies any part of the Premises, but only for that portion so occupied; or

(ii) the Target Date for each portion of the Premises, if said portion is substantially completed on that date; or
(iii) thirty (30) days after the delivery of the notice required by subsection 1.04(c), if the applicable part of the Premises is substantially completed on that date.
If the Commencement Date would be a Saturday, Sunday, or holiday listed in paragraph 3.02(b)(ii), the Commencement Date shall be the first business day following that Saturday, Sunday, or holiday. Within thirty days after the Commencement Date, the parties shall confirm the Commencement Date by an amendment to the Reference Data.
The Lease shall continue in force from the Commencement Date if said date is the first day of a calendar month, or else from the first day of the month following the Commencement Date for the term designated in the Reference Data, unless ended earlier pursuant to the terms of this Lease.
1.04(b). Substantial completion. Landlord shall use its best efforts to substantially complete the Premises by the Target Dates set in the Reference Data. Substantially complete means:
(i) the decoration, fixtures, and equipment to be installed by Landlord (“Building Standard”, described in Exhibit H) are installed and in good operating order;
(ii) Tenant, its employees, agents, and invitees, have ready access to the Building and Premises through the lobby, entranceways, elevators, and hallways;
(iii) completing Tenant’s improvements (section 1.05 and Exhibits D and E) so that (A) Tenant can use the premises for their intended purposes without material interference to Tenant conducting its ordinary business activities, and
(B) the only incomplete items are minor or insubstantial details of construction, mechanical adjustments, or finishing touches like touch-up plastering or painting;
(iv) the Premises are ready for the installation of any equipment, furniture, fixtures, or decoration that Tenant will install;
(v) the following items are installed and in good operating order:
(A) building lobby,
(B) hallways on floor on which Premises are located (including walls, flooring, ceiling, lighting, etc.),
(C) elevators, HVAC, utilities, and plumbing serving the Premises, and
(D) the doors and hardware; and
(vi) the Premises are broom clean.

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1.04(c). Notice. Landlord shall give Tenant at least thirty (30) days advance written notice of the estimated substantial completion date if different from the Target Date. If the estimated substantial completion date changes at any time after Landlord gives notice, then Landlord shall give thirty (30) calendar days advance notice of the new estimated substantial completion date.
1.04(d). Inspection and Punchlist. Before the Commencement Date, the parties shall inspect the Premises, have all systems demonstrated, and prepare a punch-list. The punch-list shall list incomplete, minor, or insubstantial details of construction; necessary mechanical adjustments, and needed finishing touches. Landlord will complete the punch-list items within thirty (30) days after the Commencement Date. Landlord will promptly correct any latent defects as they become known, if Tenant notifies Landlord within thirty (30) days after Tenant first learns of the defect.
1.04(e). Delayed Possession. Tenant may cancel this Lease if Landlord cannot deliver actual possession of the substantially complete Premises by one hundred and twenty (120) days after the Target Date. To cancel Tenant must give notice to Landlord within one hundred and eighty (180) days after the Target Date and before Landlord gives notice to Tenant that the Premises are substantially complete. The one hundred and twenty (120) day and one hundred and eighty (180) day periods above shall be extended by the time equal to any period of delay caused by the Tenant. Within thirty (30) days after cancellation Landlord shall return to Tenant prepaid consideration including Rent and deposits.
1.05. Improvements. Landlord shall make improvements to the Premises in accord with Exhibits D and E (Improvements) and Exhibit I (Tenant Build Out Agreement). The Improvements shall be completed in a good and workmanlike manner and comply with all applicable laws, ordinances, rules, and regulations of governmental authorities.
ARTICLE 2 — RENT AND SECURITY
2.01. Rent. Tenant shall pay rent (Rent) to Landlord in the amounts designated in the Reference Data.
(a) Payment. The Rent shall be paid in equal monthly installments:
(i) without advance notice, demand, offset, or deduction unless the offset or deduction is made by Tenant as permitted under paragraph 11.01(b)(ii) or to recover any unpaid (nonappealable) court judgment Tenant has against Landlord;
(ii) by the first day of each month during the Term; and

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(iii) to Landlord or to Landlord’s agent as identified in the Reference Data, or as Landlord may specify in writing to the Tenant.
If the Term does not begin on the first day or end on the last day of a month, the Rent for that partial month shall be prorated by multiplying the monthly Rent by a fraction, the numerator of which is the number of days of the partial month included in the Term and the denominator of which is the total number of days in the full calendar month.
(b) Late payment. If Tenant fails to pay part or all of the Rent or Additional Rent (section 2.02) within ten (10) days after it is due, the Tenant shall also pay:
     (i) a late charge equal to 1 percent of the unpaid Rent and Additional Rent, plus
     (ii) interest at 18 percent per annum or the maximum then allowed by applicable law, whichever is less, on the remaining unpaid balance, retroactive to the date originally due until paid, but the interest accumulation shall stop after thirty (30) days unless Landlord gives Tenant written notice of the Tenant’s failure to pay Rent or Additional Rent within 30 days of the date payment was due.
2.02. Additional Rent. Tenant shall also pay its pro rata share of real estate taxes and operating expenses for the Property as Additional Rent in accordance with the following provisions.
2.02(a). Definitions.
(i) Tenant’s pro rata share, which is shown in the Reference Data, was calculated by dividing the rentable area of the Premises by the rentable area of the Building and expressing the fraction as a percentage.
(ii) Property means the Building and its equipment and systems, and the Land.
(iii) Real Estate Taxes means real property taxes and currently due installments of assessments, special or otherwise, imposed upon the Property, and reasonable legal fees, costs, and disbursements incurred for proceedings to contest, determine, or reduce Real Estate Taxes, but only to the extent the Real Estate Taxes are reduced.
Real Estate Taxes do not include:
(A) federal, state, or local income taxes,
(B) franchise, gift, transfer, excise, capital stock, estate, succession, or inheritance taxes,
(C) penalties or interest for late payment of Real Estate Taxes, and

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(D) the portion of Real Estate Taxes that is allocable to any Building capital improvements made after the Building was fully assessed as a completed and occupied unit and the Lease was signed except to the extent the additional improvements benefit the Tenant.
(iv) Operating Expenses means Landlord’s operating expenses that are reasonable, actual and necessary, out-of-pocket, obtained at competitive prices, and that are directly attributable to the operation, maintenance, management, and repair of the Property, as determined under generally accepted accounting principles consistently applied, including:
(A) salaries, and other compensation; including payroll taxes, vacation, holiday, and other paid absences; and welfare, retirement, and other fringe benefits; that is paid to employees, independent contractors, or agents of Landlord engaged in the operation, repair, management, or maintenance of the Property;
(B) repairs and maintenance of the Property and the cost of necessary supplies, tools, materials, and equipment for Property repairs and maintenance, that under generally accepted accounting principles would not be capitalized;
(C) premiums and other charges incurred by Landlord for insurance on the Property and for employees specified in subparagraph 2.02(a)(iv)(A)(l);
(D) costs incurred for inspection and servicing, including all outside maintenance contracts necessary or proper for the maintenance of the Property, such as janitorial and window cleaning, rubbish removal, exterminating, water treatment, elevator, electrical, plumbing, and mechanical equipment, and the cost of materials, tools, supplies, and equipment used for inspection and servicing;
(E) costs incurred for electricity, water, gas, fuel, or other utilities;
(F) sales, use, and excise taxes on goods and services purchased by Landlord;
(G) license, permit, and inspection fees;
(H) fees for public accounting;
(I) legal fees, costs, and disbursements but excluding those
(1) relating to disputes with tenants,
(2) based upon Landlord’s negligence or other tortious conduct,
(3) relating to enforcing any leases except for enforcing lease provisions for the benefit of the Building tenants generally, or
(4) relating to the defense of Landlord’s title to, or interest in, the Property;
(J) management fees to a person or entity other than Landlord;
(K) the annual amortization over its useful life with a reasonable salvage value on a straight-line basis of the costs of any capital improvements made by

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Landlord and (i) required by any changes in applicable laws, rules, or regulations of any governmental authorities enacted after the Building was assessed as a completed and occupied unit and the Lease was signed, or (ii) which are for the benefit of the Building tenants generally;
(L) the annual amortization over its useful life with a reasonable salvage value on a straight-line basis of the costs of any capital improvements made by Landlord as a labor-saving measure or to accomplish other savings in operating, repairing, managing, or maintaining the Property, after the Building was assessed as a completed and occupied unit and the Lease was signed, but only to the extent of the savings; and
(M) other costs reasonably necessary to operate, repair, manage, and maintain the Property in a first class manner and condition.
Operating Expenses exclude:
(A) Real Estate Taxes as defined in paragraph 2.02(a)(iii);
(B) leasing commissions, costs, disbursements, and other expenses incurred for leasing, renovating, or improving space for tenants;
(C) costs incurred by Landlord in discharging its obligations under section 1.05 and Exhibit C;
(D) costs (including permit, license, and inspection fees) incurred in renovating, improving, decorating, painting, or redecorating vacant space or space for tenants;
(E) Landlord’s cost of electricity or other service sold to tenants for which Landlord is to be reimbursed as a charge over the Rent and Additional Rent payable under the lease with that tenant;
(F) depreciation and amortization on the Building except as expressly permitted elsewhere in the Lease;
(G) costs of a capital nature including capital improvements, capital repairs, capital equipment, and capital tools, as determined under generally accepted accounting principles consistently applied, except that the annual amortization of these costs shall be included to the extent expressly permitted in subparagraph 2.02(a)(iv)(K) and (L);
(H) costs incurred because the Landlord or another tenant violated the terms of any lease;
(I) interest on debt or amortization payments on mortgages or deeds of trust or any other debt for borrowed money;
(J) items and services for which Landlord is reimbursed by Tenant or others or which Landlord provides selectively to one or more tenants of the Building other than Tenant without reimbursement;
(K) advertising and promotional expenditures;

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\

(L) repairs or other work needed because of fire, windstorm, or other casualty or cause insured against by Landlord or to the extent Landlord’s insurance required under Article 5 would have provided insurance, whichever is the greater coverage;
(M) nonrecurring costs incurred to remedy structural defects in original construction materials or installations;
(N) any costs, fines, or penalties incurred because Landlord violated any governmental rule or authority;
(O) costs incurred to test, survey, cleanup, contain, abate, remove, or otherwise remedy hazardous wastes or asbestos-containing materials from the Property unless the wastes or asbestos-containing materials were in or on the Property because of Tenant’s negligence or intentional acts;
(P) other expenses that under generally accepted accounting principles consistently applied would not be considered normal maintenance, repair, management, or operation expenses.
2.02(b). Adjustments. Operating Expenses as defined in paragraph 2.02(a)(iv) shall be adjusted as follows:
(i) Vacancy Adjustment. If, during the term of this Lease, any area of the Building reserved for occupancy by tenants is vacant, Landlord shall pay the Pro Rata Share of the Operating Expenses and Real Estate Taxes allocated to that area. The amount paid by Landlord under this paragraph shall be reduced by the full amount of any reduction in Operating Expenses directly attributable to the vacancy.
(ii) Credits/Reimbursements. Operating Expenses shall be reduced by reimbursements, credits, discounts, reductions, refunds or other allowances received or receivable by Landlord for items of cost included in Operating Expenses, except reimbursements to the Landlord by tenants under the Additional Rent (Operating Expenses/Taxes) provision.
(iii) Increased Building Rentable Square Feet. If Landlord increases the Building’s rentable square feet after the Building was fully assessed as a completed and occupied unit and the Lease was signed, then the Operating Expenses and Real Estate Taxes attributable to the additional rentable square feet shall be included in the Operating Expenses and Real Estate Taxes and Tenant’s pro rata share shall be reduced using the same formula in paragraph 2.02(a)(i).
2.02(c). Payment by Landlord. Subject to reimbursement under subsection 2.02(d), Landlord shall pay the Property’s Operating Expenses and Real Estate Taxes before delinquency.

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2.02(d). Payment by Tenant.
(i) From and after the commencement date of this Lease, the Tenant shall pay monthly, together with the Rent, Additional Rent in the amount designated in the Reference Data. Landlord reserves the right to adjust the amount of Additional Rent due from Tenant in accordance with the following paragraph (ii).
(ii) On or before January 21st of each year during the term of this Lease, or as soon thereafter as reasonably practical, Landlord shall deliver to Tenant:
(A) an itemized statement (Statement) showing the amount of Additional Rent received from Tenant together with the Real Estate Taxes and actual Operating Expenses for the prior year broken down by component expenses, such as repairs, management fees, utility charges and janitorial costs; and
(B) a budget showing the estimated cost for Real Estate Taxes and Operating Expenses for the next twelve calendar months and a calculation of the Tenant’s Pro Rata Share of Additional Rent for the next twelve months. Landlord shall supply, upon Tenant’s request, reasonable additional information to explain or support the Statement. Any adjustment of the amount of Additional Rent due from Tenant shall be effective, and paid by the Tenant, with the Monthly Rent payment which is due at least ten (10) days after Tenant’s receipt of a revised Reference Data page for this Lease showing the adjusted amount of Additional Rent due from Tenant.
(iii) If the Statement shows that the amount of Tenant’s pro rata share for the prior year is less than the amount of Additional Rent paid by Tenant during that year, Landlord shall credit the difference to the installment(s) of Rent and Additional Rent next due from Tenant (or, after expiration of the Lease, mail a refund with the statement). If the Statement shows that the amount of Tenant’s pro rata share for the prior year is greater than the amount of Additional Rent paid by Tenant during that year, the difference shall be assessed to Tenant as Additional Rent and shall be due with the installment of Rent which is due thirty (30) days following Landlord’s delivery of an invoice for said assessment to Tenant. Any overpayment or underpayment of Additional Rent, including interest and penalty, shall survive the ending of the Lease.
(iv) For any year in which this Lease is not in effect for the complete calendar year, unless it was ended because of Tenant’s default, Tenant’s obligation for Additional Rent for that year shall be prorated by multiplying Tenant’s pro rata share by a fraction expressed as a percentage, the numerator of which is the number of days of the year included in the Term and the denominator of which is 365.

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2.03. Personal Property Tax. Tenant shall pay, before they become delinquent, taxes assessed during the Term against trade fixtures or personal property placed by Tenant in the Premises. If these taxes are assessed against the Building, Tenant shall pay its share of the taxes to the Landlord within ten (10) days after receiving Landlord’s written statement setting forth the amount of taxes applicable to Tenant’s property and the basis for the charge to Tenant. Tenant’s failure to pay within the ten-day period shall entitle the Landlord to the same remedies it has upon Tenant’s failure to pay Rent.
2.04. Security Deposit. The Tenant has deposited the amount designated in the Reference Data (Security Deposit) with the Landlord to secure Tenant’s performance of its Lease obligations. If Tenant defaults Landlord may, after giving five (5) days advance notice to Tenant, without prejudice to Landlord’s other remedies, apply part or all of the Security Deposit to cure Tenant’s default. If Landlord so uses part or all of the Security Deposit, then Tenant shall within ten (10) days after written demand, pay Landlord the amount used to restore the Security Deposit to its original amount.
     Any part of the Security Deposit not used by the Landlord as permitted by this section shall be returned to Tenant, without interest, within thirty (30) days after the Lease ends. If Landlord sells the Building then the Landlord shall be relieved of any liability for the Security Deposit and accumulated interest if the requirements of subsection 5.03(a) are met.
2.05. Sales Tax. Tenant shall pay sales, excise or any similar taxes which may be levied against the Rent, Additional Rent, or any other payments due to Landlord under this Lease.
ARTICLE 3 — AFFIRMATIVE OBLIGATIONS
3.01. Compliance with Laws.
3.01(a). Compliance at Commencement. Landlord and Tenant warrant, each to the other, that on the Commencement Date, the Premises and the Tenant’s use of the same, will comply with all applicable laws, ordinances, rules, and regulations of governmental authorities (Applicable Laws). Any failure to comply with the Applicable Laws following notice from the other party and a reasonable period of cure shall constitute a default under this Lease.
3.01(b). Notice of Noncompliance. If there should be a change in the Applicable Laws which would cause either party to be found out of compliance therewith, that party shall immediately notify the other party and undertake all actions necessary to achieve compliance with the changed Laws, subject to the limits in the following subsection 3.01(c).
3.01(c). Compliance Limits. Either party, instead of complying with Applicable Laws as required by subsection 3.01(b), may cancel the Lease by giving prompt notice to the other if:

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(i) the estimated cost to comply exceeds an amount equal to six months’ current rent
(A) due from Tenant to Landlord if Tenant is not in compliance; or
(B) due from all tenants in the Building then paying rent to Landlord if Landlord is not in compliance;
(ii)	less than twelve (12) months remain in the Term and Tenant does not have an option to extend the Term.
If either party (Canceling Party) cancels the Lease under (i) above, the other (Complying Party) may, within ten (10) days of receiving the Canceling Party’s notice, agree to achieve compliance with the Applicable Laws at its expense by giving notice to the Canceling Party and this Lease shall continue in effect. If the Complying Party incurs any expense in its exercise of this right, then the Canceling Party shall promptly reimburse the Complying Party the amount of the limit identified for the Canceling Party in (i) above, or the Complying Party’s actual cost of compliance, whichever is less.
3.02. Services and Utilities.
3.02(a). Services. Landlord shall provide at its expense, subject to reimbursement under subsection 2.02(d):
(i) Heating, ventilation, and air conditioning (HVAC) for the Premises during business hours to maintain temperatures for comfortable use and occupancy in light of Tenant’s space plan (Exhibit D);
(ii) Automatic passenger elevators providing adequate service leading to the floor on which the Premises are located;
(iii) Janitorial services to the Premises as specified in Exhibit F;
(iv) Hot and cold water sufficient for drinking, lavatory, toilet, and ordinary cleaning purposes to be drawn from approved fixtures in the Premises if shown on Exhibit D or on the floor on which the Premises are located;
(v) Electricity to the Premises during business hours that provides electric current in reasonable amounts necessary for normal office use, lighting, and HVAC;
(vi) Replacement of lighting tubes, lamp ballasts, and bulbs;

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(vii) Extermination and pest control when necessary; and
(viii) Maintenance of common areas in a first class manner comparable to other first class office buildings in the area. The maintenance shall include cleaning, HVAC, illumination, snow shoveling, deicing, repairs, replacements, lawn care, and landscaping.
3.02(b). Business Hours. In section 3.02 business hours means:
(i) Monday through Friday, 7:00 a.m. to 7:00 p.m., and
(ii) Saturday, 8:00 a.m. to 1:00 p.m., but excludes the following holidays or the days on which the holidays are designated for observance: New Year’s Day, Memorial Day, July Fourth, Labor Day, Thanksgiving Day, and Christmas Day.
3.02(c). 24 Hour Access. Tenant, its employees, agents, and invitees shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week. During nonbusiness hours Landlord may restrict access by requiring an entry or identification card issued by the Landlord. Landlord shall not be liable for denying entry to any person who does not have the required card.
     Landlord may temporarily close the Building if required because of a life-threatening or Building-threatening situation. Landlord shall use its best efforts to close the Building during nonbusiness hours only. If, however, the Building must be closed during business hours, then the Rent and Additional Rent shall abate during any closing that lasts more than eight (8) consecutive business hours.
3.02(d). Extra Services. Whenever Landlord knows that any tenant (including Tenant) is using extra services because of either nonbusiness-hours use or high electricity consumption installations, the Landlord will directly charge that tenant for the extra use and exclude those charges form Operating Expenses. Extra services include:
(i) NonBusiness-Hours Use. HVAC and electricity required by Tenant during nonbusiness hours shall be supplied upon reasonable advance verbal notice. If more than one tenant directly benefits from these services then the cost shall be allocated proportionately between or among the benefitting tenants based upon the amount of time each tenant benefits and the square footage each leases.
(ii) Excess Utility Use. Tenant shall not place or operate in the Premises any electrically operated equipment or other machinery, other than typewriters, personal computers, adding machines, reproduction machines, and other machinery and equipment normally used in offices, unless Tenant receives Landlord’s advance written consent. Landlord shall not unreasonably withhold or delay its consent. But Landlord

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may require payment for the extra use of electricity caused by operating this equipment or machinery.
     Landlord may require that special, high electricity consumption installations of Tenant such as computer or reproduction facilities (except personal computers or normal office photocopy machines) be separately ventilated or sub-metered for electrical consumption at Tenant’s cost.
(iii) Payment. Tenant’s charges for the utilities provided under (i) and (ii) above shall be the lesser of:
(A) one hundred and ten percent (110%) of Landlord’s actual cost of labor and utilities; or
(B) the lowest rate charged to any other tenant in the Building for extra services during the calendar year.
Tenant’s failure to pay the charges in (i) and (ii) above within thirty (30) days of receiving a proper and correct invoice shall entitle Landlord to the same remedies it has upon Tenant’s failure to pay Rent.
3.02(e). Interruption of Services.
(i) Interruptions. Landlord does not warrant that any services Landlord supplies will not be interrupted. Services may be interrupted because of accidents, repairs, alterations, improvements, or any reason beyond the reasonable control of the Landlord. Except as noted in (ii) below, any interruption shall not:
(A) be considered an eviction or disturbance of Tenant’s use and possession of the Premises;
(B) make Landlord liable to Tenant for damages;
(C) abate Rent or Additional Rent; or
(D) relieve Tenant from performing Tenant’s Lease obligations.
(ii) Remedy. If any essential services (such as HVAC, passenger elevators, electricity, water) supplied by Landlord are interrupted, and the interruption does not result from the negligence or willful misconduct of Tenant, its employees, invitees, or agents, Tenant shall be entitled to an abatement of Rent and Additional Rent. The abatement shall begin on the third consecutive business day of the interruption or when Tenant stops using the Premises because of the interruption, whichever is later. The abatement shall end on the second day after the services are restored. Tenant shall have the option to cancel the Lease if the interruption unreasonably and materially interferes with Tenant’s use of or access to the Premises for at least thirty (30) consecutive days and Landlord is not exercising its best efforts to restore the services. To exercise this

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option Tenant must give Landlord notice of the cancellation within ten (10) days from the end of the thirty (30) day period.
3.03. Repairs and Maintenance.
3.03(a). Tenant’s Care of Premises. Tenant shall:
(i) keep the Premises and fixtures in good order;
(ii) make repairs and replacements to the Premises or Building needed because of Tenant’s misuse or primary negligence, except to the extent that the repairs or replacements are covered by Landlord’s insurance or the insurance Landlord is required to carry under Article 5, whichever is greater;
(iii) repair and replace special equipment or decorative treatments installed by or at Tenant’s request and that serve the Premises only, except
(A) to the extent the repairs or replacements are needed because of Landlord’s misuse or primary negligence, and are not covered by Tenant’s insurance or the insurance Tenant is required to carry under Article 5, whichever is greater; or
(B) if the Lease is ended under sections 6.01 (Damage) or 6.02 (Condemnation) or 7.03 (Landlord’s Default); and
(iv) not commit waste.
3.03(b). Landlord’s Repairs. Except for repairs and replacements that Tenant must make under subsection 3.03(a), Landlord shall make all other repairs and replacements to the Premises, common areas and Building (including Building fixtures and equipment).
     Landlord shall make the repairs and replacements to maintain the Building in a first class condition comparable to other first class buildings in the area. This maintenance shall include the roof, foundation, exterior walls, interior structural walls, all structural components, and all systems such as mechanical, electrical, HVAC, and plumbing.
3.03(c). Time for Repairs. Repairs or replacements required under subsections 3.03(a) or 3.03(b) shall be made within a reasonable time (depending on the nature of the repair or replacement needed) after receiving notice or having actual knowledge of the need for a repair or replacement.

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3.03(d). Surrendering the Premises. Upon the last day of the initial or of the last extension term elected by Tenant (if any), Tenant shall surrender the Premises to Landlord in the same broom clean condition that the Premises were in on the Commencement Date except for:
(i) ordinary wear and tear;
(ii) damage by the elements, fire, and other casualty unless Tenant would be required to repair under subsection 3.03(a);
(iii) condemnation;
(iv) damage arising from any cause not required to be repaired or replaced by Tenant; and
(v) alterations as permitted by this Lease unless consent was conditioned on their removal.
On surrender Tenant shall remove from the Premises its personal property, trade fixtures, and any alterations required to be removed under section 4.01 and repair any damage to the Premises caused by the removal. Any items not removed by Tenant as required above shall be considered abandoned. Landlord may dispose of abandoned items as Landlord chooses and bill the Tenant for the cost of their disposal, minus any revenues received by Landlord for their disposal.
ARTICLE 4 — NEGATIVE OBLIGATIONS
4.01. Alterations.
4.01(a). Definition. “Alterations” means alterations, additions, substitutions, installations, changes, and improvements, but excludes minor decorations and the Improvements Landlord is to make under section 1.05 and Exhibits D and E.
4.01(b). Consent. Tenant shall not make Alterations without the Landlord’s advance written consent. Landlord’s consent shall not be unreasonably withheld or unduly delayed for non-structural interior Alterations to the Premises that do not adversely affect the Building’s appearance, value, or structural strength.
4.01(c). Conditions of consent. Landlord may condition its consent under subsection 4.01(b) on all or any part of the following:

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(i) Tenant shall furnish Landlord with reasonably detailed plans and specifications of the Alterations;
(ii) The Alterations shall be performed and completed:
(A) in accord with the submitted plans and specifications,
(B) in a workmanlike manner,
(C) in compliance with all Applicable Laws,
(D) using new materials and installations at least equal in quality to the original Building materials and installations,
(E) by not disturbing the quiet possession of the other tenants,
(F) by not interfering with the construction, operation, or maintenance of the Building, and
(G) with due diligence;
(iii) Tenant shall use workers and contractors whom Landlord employs or approves in writing, which approval shall not be unreasonably withheld or unduly delayed;
(iv) Tenant shall modify plans and specifications because of reasonable conditions set by Landlord after reviewing the plans and specifications;
(v) Tenant’s contractors shall carry builder’s risk insurance in an amount then customarily carried by prudent contractors and workers’ compensation insurance for its employees in statutory limits;
(vi) Tenant’s workers or contractors shall work in harmony and not unreasonably interfere with Landlord’s workers or contractors or other tenants and their workers or contractors;
(vii) If the Alteration’s estimated cost exceeds $10,000.00, Tenant shall, at Landlord’s request, supply a lien and completion bond, bank letter of credit, or other security satisfactory to Landlord, in an amount equal to the estimated cost to insure Landlord against materials and mechanics liens and against completion of the Alterations;
(viii) Upon demand Tenant shall give Landlord evidence that it complied with any condition set by Landlord;
(ix) Tenant shall give Landlord complete as-built drawings of the Alterations after they are finished; and

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(x) Tenant shall remove the Alterations and repair any damage from their removal by the last day of the Term, or the date the last extension Term elected by Tenant ends, if any, whichever is later.
4.01(d). Payment and Ownership of the Alterations. Alterations made under this subsection shall be at Tenant’s expense. The Alterations shall belong to Landlord when this Lease and the last extension Term, if any, ends except for those Alterations required to be removed by Tenant, if any, under subsection 4.01(c). Nevertheless, Tenant may remove its trade fixtures, furniture, equipment, and other personal property if Tenant promptly repairs any damage caused by their removal.
4.02. Assignment and Subleasing.
4.02(a). Consent Required. Tenant shall not transfer, mortgage, encumber, assign, or sublease all or part of the Premises without Landlord’s advance written consent. Landlord’s consent to any assignment or sublease shall not be unreasonably withheld or unduly delayed.
4.02(b). Reasonableness. The Landlord’s consent shall not be considered unreasonably withheld if:
(i) the proposed subtenant’s or assignee’s financial responsibility does not meet the same criteria Landlord uses to select comparable Building tenants;
(ii) the proposed subtenant’s or assignee’s business is not suitable for the Building considering the business of the other tenants and the Building’s prestige; or
(iii) the proposed use is inconsistent with the use permitted by section 1.03.
4.02(c). Procedure.
(i) Tenant must provide Landlord in writing:
(A) the name and address of the proposed subtenant or assignee;
(B) the nature of the proposed subtenant’s or assignee’s business it will operate in the Premises;
(C) the terms of the proposed sublease or assignment; and
(D) reasonable financial information so that Landlord can evaluate the proposed subtenant or assignee under paragraph 4.02(b)(i), if requested by Landlord.

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(ii) Landlord shall, within ten (10) business days after receiving the information under paragraph 4.02(c)(i), give notice to the Tenant to permit or deny the proposed sublease or assignment. If Landlord denies consent, it must explain the reasons for the denial. If Landlord does not give notice within the ten (10) business-day period, then Tenant may sublease or assign part or all of the Premises upon the terms Tenant gave in the information under paragraph 4.02(c)(i).
4.02(d). Affiliates. Notwithstanding subsections 4.02(a), (b), and (c), Tenant may assign or sublease part or all of the Premises without Landlord’s consent to:
(i)	any corporation or partnership that controls, is controlled by, or is under common control with, Tenant; or

(ii)	any corporation resulting from the merger or consolidation with Tenant or to any entity that acquires all of Tenant’s assets as a going concern of the business that is being conducted on the Premises, as long as the assignee or sublessee is a bona fide entity and assumes the obligations of Tenant.
4.02(e). Conditions. Subleases and Assignments by Tenant are also subject to the terms of this Lease and Tenant shall remain liable for all Lease obligations unless released, in writing, by Landlord. Consent to one sublease or assignment does not waive the consent requirement for future assignments or subleases.
4.02(f). Review Fee. In consideration of Landlord’s review of the Tenant’s proposed sublease or assignment, the Tenant shall pay a review fee to Landlord which is intended to defray any expenses which Landlord may incur in the review of the proposed sublease or assignment. The fee shall be equal to ten percent (10%) of the Rent due from Tenant for the month in which the proposed sublease or assignment is to begin and shall be paid to Landlord at the time the information required by paragraph 4.02(c)(i) is delivered to Landlord.
ARTICLE 5 — INSURANCE
5.01. Insurance.
5.01(a). Building Insurance. Landlord shall keep the Building, including the Improvements (section 1.05 and Exhibits D and E), insured against damage and destruction by fire, earthquake, vandalism, and other perils in the amount of the full replacement value of the Building, as the value may exist from time to time. The insurance shall include an extended coverage endorsement of the kind required by an institutional lender to repair and restore the Building.

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5.01(b). Property Insurance. Each party shall keep its personal property and trade fixtures in the Premises and Building insured with “all risks” insurance in an amount to cover one hundred (100) percent of the replacement cost of the property and fixtures. Tenant shall also keep any non-Building-standard improvements made to the Building at Tenant’s request insured to the same degree as Tenant’s personal property.
5.01(c). Liability Insurance. Each party shall maintain contractual and comprehensive general liability insurance, including public liability and property damage, with a minimum combined single limit of liability of two million dollars ($2,000,000.00) for personal injuries or deaths of persons occurring in or about the Building and Premises.
5.01(d). Waiver of Subrogation. Each party waives claims arising in any manner in its (Injured Party’s) favor and against the other party for loss or damage to its property located within or constituting a part or all of the Building. This waiver applies to the extent the loss or damage is covered by:
(i) the Injured Party’s insurance; or
(ii) the insurance the Injured Party is required to carry under Article 5, whichever is greater. The waiver also applies to each party’s directors, officers, employees, shareholders, and agents. The waiver does not apply to claims caused by a party’s willful misconduct
If despite a party’s best efforts it cannot find an insurance company meeting the criteria in subsection 5.01(f) that will give the waiver at reasonable commercial rates, then it shall give notice to the other party within thirty (30) days after the Lease’s Commencement Date. The other party shall then have thirty (30) days to find an insurance company that will issue the waiver. If the other party also cannot find such an insurance company, then both parties shall be released from their obligation to obtain the waiver.
     If an insurance company is found but it will give the waiver only at rates greater than reasonable commercial rates, then the parties can agree to pay for the waiver under any agreement they can negotiate. If the parties cannot in good faith negotiate an agreement, then both parties shall be released from their obligation to obtain the waiver.
5.01(e). Increase in Insurance. The amounts of coverage required by this Lease are subject to review at the end of the initial term and of each renewal term, if any. At each review, if necessary to maintain the same level of coverage that existed on the Commencement Date, the amounts of coverage shall be increased to the lesser of

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(i) the amounts of coverage carried by prudent Landlords and Tenants of comparable first class office buildings in the area; or
(ii) twenty-five (25) percent higher than the previous insurance amounts.
     Either party may make the review and request appropriate increases based upon this review within sixty (60) days after the preceding lease term ends. If the parties do not agree to the amount of the increase, then the party requesting the increase may submit the dispute to arbitration under section 11.01 within thirty (30) days of the request for the increase. Landlord shall not request increased insurance unless it makes, at appropriate times, similar requests of all other tenants whose insurance coverage is below the amount carried by prudent tenants of similar buildings.
5.01(f). Insurance Criteria. Insurance policies required by this Lease shall:
(i) be issued by insurance companies licensed to do business in the state of Wisconsin with general policyholder’s ratings of at least A and a financial rating of at least XI in the most current Best’s Insurance Reports available on the date in section 1.01. If the Best’s ratings are changed or discontinued, the parties shall agree to an equivalent method of rating insurance companies. If the parties cannot agree they shall submit the dispute to arbitration under section 11.01;
(ii) name the nonprocuring party as an additional insured as its interest may appear; other landlords or tenants may also be added as additional insureds in a blanket policy;
(iii) provide that the insurance may not be canceled or materially changed in the scope or amount of coverage unless ten (10) days’ advance notice is given to the non-procuring party;
(iv) be primary policies-not as contributing with, or in excess of, the coverage that the other party may carry;
(v) be permitted to be carried through a “blanket policy” or “umbrella” coverage;
(vi) have deductibles not greater than $5,000.00 (or such other amounts as the Landlord and Tenant may agree) per occurrence; and
(vii) be maintained during the entire Term and any extension Term.

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5.01(g). Evidence of Insurance. By the Commencement Date and upon each renewal of its insurance policies, each party shall give certificates of insurance to the other party. The certificate shall specify amounts, types of coverage, the waiver of subrogation, and the insurance criteria listed in subsection 5.01(f). The policies shall be renewed or replaced and maintained by the party responsible for that policy. If either party fails to give the required certificate within thirty (30) days after notice of demand for it, the other party may obtain and pay for that insurance and receive reimbursement from the party required to have the insurance.
5.02. Indemnification.
5.02(a). Tenant’s Indemnity. Tenant indemnifies, defends, and holds Landlord harmless from claims:
(i) for personal injury, death, or property damage;
(ii) for incidents arising in or about the Premises or Building; and
(iii) caused by the negligence or willful misconduct of Tenant, its agents, employees, or invitees. When the claim is caused by the joint negligence or willful misconduct of Tenant and Landlord or Tenant and a third party unrelated to Tenant, except its agents, employees, or invitees, Tenant’s duty to defend, indemnify, and hold Landlord harmless shall be in proportion to Tenant’s allocable share of the joint negligence or willful misconduct.
5.02(b). Landlord’s Indemnity. Landlord indemnifies defends, and holds Tenant harmless from claims:
(i) for personal injury, death, or property damage;
(ii) for incidents occurring in or about the Premises or Building; and
(iii) caused by the negligence or willful misconduct of Landlord, its agents, employees, or invitees.
When the claim is caused by the joint negligence or willful misconduct of Landlord and Tenant or Landlord and a third party unrelated to Landlord, except its agents, employees, or invitees, Landlord’s duty to defend, indemnify, and hold Tenant harmless shall be in proportion to Landlord’s allocable share of the joint negligence or willful misconduct.
5.02(c). Release of Claims. Notwithstanding subsections 5.02(a) and (b), the parties release each other from any claims either party (Injured Party) has against the other. This release is

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limited to the extent the claim is covered by the Injured Party’s insurance or the insurance the Injured Party is required to carry under Article 5, whichever is greater.
5.03. Limitation of Landlord’s liability.
5.03(a). Transfer of Premises. If the Building is sold or transferred, voluntarily or involuntarily, the Landlord’s Lease obligations and liabilities accruing after the transfer shall be the sole responsibility of the new owner if:
(i) the new owner expressly agrees in writing to assume these obligations; and
(ii) the Tenant’s funds that the Landlord is holding, such as the Security Deposit, are given to the new owner.
5.03(b). Liability for Money Judgment. If Landlord, its employees, officers, or partners are ordered to pay Tenant a money judgment because of Landlord’s default, then except in those instances listed in subsection 5.03(c), Tenant’s sole remedy to satisfy the judgment shall be:
(i) Landlord’s interest in the Building and Land including the rental income and proceeds from sale; and
(ii) any insurance or condemnation proceeds received because of damage or condemnation to, or of, the Building or Land that are available for use by Landlord.
5.03(c). Exceptions. Subsection 5.03(b) does not apply when:
(i) Landlord failed to apply insurance or condemnation proceeds as required by the Lease;
(ii) Landlord misappropriated escrow funds; or
(iii) Landlord violated the warranties contained in section 12.12.
Nothing in subsections 5.03(a), (b), or (c) shall be interpreted to mean that Tenant cannot be awarded specific performance or an injunction.
[Article 6 begins on the following page]

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ARTICLE 6 — LOSS OF PREMISES
6.01. Damage.
6.01(a). Definition. “Relevant Space” means:
(i) the Premises as defined in section 1.02, excluding Tenant’s non-Building-Standard fixtures;
(ii) access to the Premises; and
(iii) any part of the Building that provides essential services to the Premises.
6.01(b). Repair of Damage. If the Relevant Space is damaged in part or whole from any cause and the Relevant Space can be substantially repaired and restored within one hundred and twenty (120) days from the date of the damage using standard working methods and procedures, Landlord shall at its expense promptly and diligently repair and restore the Relevant Space to substantially the same condition as existed before the damage. This repair and restoration shall be made within one hundred and twenty days from the date of the damage unless the delay is due to causes beyond Landlord’s reasonable control.
If the Relevant Space cannot be repaired and restored within one hundred and twenty (120) day period, then either party may, within ten (10) days after determining that the repairs and restoration cannot be made within one hundred and twenty (120) days (as prescribed in subsection 6.01(c)), cancel the Lease by giving notice to the other party. Nevertheless, if the Relevant Space is not repaired and restored within one hundred and twenty (120) days from the date of the damage, then the Tenant may cancel the Lease at any time after the one hundred and twentieth (120th) day and before the one hundred and fiftieth (150th) day following the date of damage. Tenant shall not be able to cancel this Lease if its willful misconduct caused the damage unless the Landlord is not promptly and diligently repairing and restoring the Relevant Space.
6.01(c). Determining the Extent of Damage. If the parties cannot agree within fifteen (15) days after the date of the damage whether the repairs and restoration described in subsection 6.01(b) will take more than one hundred and twenty (120) days to make, then the determination will be submitted to arbitration under section 11.01.
6.01(d). Abatement. Unless the damage is caused by Tenant’s willful misconduct, the Rent and Additional Rent shall abate in proportion to that part of the Premises that is unfit for use in Tenant’s business. The abatement shall consider the nature and extent of interference to Tenant’s ability to conduct business in the Premises and the need for access and essential services. The abatement shall continue from the date the damage occurred until the later of:

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(i) the date on which the repairs to the Premises are completed if the Landlord has given Tenant at least ten (10) days’ notice of said completion date; or
(ii) five (5) business days after Landlord completes the repairs and restoration to the Relevant Space or the part rendered unusable.
6.01(e). Tenant’s Property. Notwithstanding anything else in Article 6, Landlord is not obligated to repair or restore damage to Tenant’s trade fixtures, furniture, equipment, or other personal property, or any Tenant improvements other than those listed on Exhibit E.
6.01(f). Damage to Building. If:
(i) more than forty (40) percent of the Building is damaged and the Landlord decides not to repair and restore the Building;
(ii) any mortgagee of the Building shall not allow adequate insurance proceeds for repair and restoration;
(iii) the damage is not covered by Landlord’s insurance required by subsections 5.01(a) and (b); or
(iv) the Lease is in the last twelve (12) months of its Term, then Landlord may cancel this Lease. To cancel Landlord must give notice to Tenant within thirty (30) days after the damage. The notice must specify the cancellation date, which date shall be at least sixty (60) but not more than one hundred twenty (120) days after the date notice is given.
6.01(g). Cancellation. If either party cancels this Lease as permitted by section 6.01, then this Lease shall end on the day specified in the cancellation notice. The Rent and Additional Rent and other charges shall be payable up to the cancellation date and shall account for any abatement. Landlord shall promptly refund to Tenant any prepaid or unaccrued Rent, accounting for any abatement, plus Security Deposit, if any, less any sum then owing by Tenant to Landlord. If Landlord cancels this Lease as permitted by section 6.01, then Landlord must also cancel all other similarly affected tenant leases in the Building.
6.02. Condemnation.

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6.02(a). Definitions. The terms “eminent domain,” “condemnation,” “taken,” and the like in section 6.02 include takings for public or quasi-public use and private purchases in place of condemnation by any authority authorized to exercise the power of eminent domain.
6.02(b). Entire Taking. If the entire Premises or the portions of the Building required for reasonable access to, or the reasonable use of, the Premises are taken by eminent domain, this Lease shall automatically end on the earlier of:
(i) the date title vests; or
(ii) the date Tenant is dispossessed by the condemning authority.
6.02(c). Partial Taking. If the taking of a part of the Premises materially interferes with Tenant’s ability to continue its business operations in substantially the same manner and space then Tenant may end this Lease on the earlier of:
(i) the date when title vests; or
(ii) the date Tenant is dispossessed by the condemning authority.
If there is a partial taking and this Lease continues, then the Lease shall end as to the part taken and the Rent and Additional Rent shall abate in proportion to the part of the Premises taken and Tenant’s pro rata share shall be equitably reduced.
6.02(d). Termination by Landlord. If title to a part of the Building other than the Premises is condemned, and in the Landlord’s reasonable opinion, the Building should be restored in a manner that materially alters the Premises, Landlord may cancel this Lease by giving notice to Tenant. Cancellation notice shall be given within sixty (60) days following the date title vested. This Lease shall end on the date specified in the cancellation notice, which date shall be at least sixty (60) but not more than one hundred twenty (120) days after the date notice is given.
6.02(e). Rent Adjustment. If the Lease is canceled as provided in subsections 6.02(b), (c), or (d), then the Rent, Additional Rent, and other charges shall be payable up to the cancellation date, and shall account for any abatement. Landlord, considering any abatement, shall promptly refund to Tenant any prepaid or unaccrued Rent plus Security Deposit, if any, less any sum then owing by Tenant to Landlord.
6.02(f). Repair. If the Lease is not canceled as provided for in subsections 6.02(b), (c), or (d), then Landlord at its expense shall promptly repair and restore the Premises to the condition that

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existed immediately before the taking, except for the part taken, to render the Premises a complete architectural unit, but only to the extent of the:
(i) condemnation award received for the damage; and
(ii) Building Standard Work.
6.02(g). Awards and Damages. Landlord reserves all rights to damages paid because of any partial or entire taking of the Premises. Tenant assigns to Landlord any right Tenant may have to the damages or award. Further, Tenant shall not make claims against Landlord or the condemning authority for damages.
Notwithstanding anything else in subsection 6.02(g), Tenant may claim and recover from the condemning authority a separate award for Tenant’s moving expenses, business dislocation damages, Tenant’s personal property and fixtures, the unamortized costs of leasehold improvements paid for by Tenant, excluding the Landlord’s Buildout described in section 1.05 and Exhibits D and E, and any other award that would not substantially reduce the award payable to Landlord. Each party shall seek its own award, as limited above, at its own expense, and neither shall have any right to the award made to the other.
6.02(h). Temporary Condemnation. If part or all of the Premises are condemned for a limited period of time (Temporary Condemnation), this Lease shall remain in effect. The Rent and Additional Rent and Tenant’s obligations for the part of the Premises taken shall abate during the Temporary Condemnation in proportion to the part of the Premises that Tenant is unable to use in its business operations as a result of the Temporary Condemnation. Landlord shall receive the entire award for any Temporary Condemnation.
ARTICLE 7 — DEFAULT
7.01. Tenant’s Default.
7.01(a). Defaults. Each of the following constitutes a default (Default):
(i) Tenant’s failure to pay Rent or Additional Rent within seven (7) days after Tenant receives notice from Landlord of Tenant’s failure to pay Rent or Additional Rent;
(ii) Tenant’s failure to pay Rent or Additional Rent by the due date, at any time during a twelve month period in which Tenant has already received two notices of its failure to pay Rent or Additional Rent by the due date;

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(iii) Tenant’s failure to perform or observe any other Tenant obligation after a period of thirty (30) business days or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure, after it receives notice from Landlord setting forth in reasonable detail the nature and extent of the failure and identifying the applicable Lease provision(s);
(iv) Tenant’s abandoning or vacating the Premises if Tenant fails to timely pay the Rent and Additional Rent by the due date;
(v) Tenant’s failure to vacate or stay any of the following within ninety (90) days after they occur:
(A) a petition in bankruptcy is filed by or against Tenant;
(B) Tenant is adjudicated as bankrupt or insolvent;
(C) a receiver, trustee, or liquidator is appointed for all or a substantial part of Tenant’s property; or
(D) Tenant makes an assignment for the benefit of creditors.
7.02. Landlord’s Remedies.
7.02(a). Remedies. Landlord in addition to the remedies given in this Lease or under the law, may do any one or more of the following if Tenant commits a Default under section 7.01:
(i) end this Lease, and Tenant shall then surrender the Premises to Landlord; and
(ii) enter and take possession of the Premises as provided by law and remove Tenant, with or without having ended the Lease.
Tenant waives claims for damages by reason of Landlord’s reentry or repossession and for damages by reason of any legal process.
7.02(b). No Surrender. Landlord’s exercise of any of its remedies or its receipt of Tenant’s keys shall not be considered an acceptance of surrender of the Premises by Tenant. A surrender must be agreed to in a writing signed by both parties.
7.02(c). Rent. If Landlord ends this Lease or ends Tenant’s right to possess the Premises because of a Default, Landlord may hold Tenant liable for Rent, Additional Rent, and other indebtedness accrued to the date the Lease Ends. Tenant shall also be liable for the Rent, Additional Rent and other indebtedness that otherwise would have been payable by Tenant during the remainder of the Term had there been no Default, reduced by any sums Landlord receives by reletting the Premises during the Term.

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7.02(d). Other Expenses. Tenant shall also be liable for that part of the following sums paid by Landlord and attributable to that part of the Term ended due to Tenant’s Default:
(i) reasonable broker’s fees incurred by Landlord for reletting part or all of the Premises prorated for that part of the reletting Term ending concurrently with the then current Term of this Lease;
(ii) the cost of removing and storing Tenant’s property;
(iii) the cost of minor repairs, alterations, and remodeling, necessary to put the Premises in a condition reasonably acceptable to a new Tenant; and
(iv) other necessary and reasonable expenses incurred by Landlord in enforcing its remedies.
7.02(e). Payment. Tenant shall pay the sums due in subsections 7.02(c) and (d) within thirty (30) days of receiving Landlord’s proper and correct invoice for the amounts.
7.02(f). Mitigation. Landlord shall mitigate its damage by making reasonable efforts to relet the Premises on reasonable terms. Landlord may relet for a shorter or longer period of time than the Lease Term and make any necessary repairs or alterations. Landlord may relet on any reasonable terms including a reasonable amount of free rent. If Landlord relets for a period of time longer than the current Lease Term, then any special concessions given to the new Tenant shall be allocated throughout the entire reletting Term so as not to unduly reduce the amount of consideration received by Landlord during the remaining period of Tenant’s term.
7.03. Landlord’s Default. Landlord’s failure to perform or observe any of its Lease obligations after a period of thirty (30) business days or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure after receiving notice from Tenant is a Default. The notice shall give reasonable detail the nature and extent of the failure and identify the Lease provision(s) containing the obligation(s). After Tenant receives notice of a Mortgagee’s name and address and request for notice upon Landlord’s Default, Tenant shall also provide the notice required by this section to the Mortgagee at the same time Tenant gives notice to Landlord. If Landlord commits a Default, Tenant may pursue any remedies given in this Lease or under the law.
7.04. Exception to Cure Periods. The cure periods in paragraphs 7.01(a)(iii) and 7.03 do not apply to:
     (a) emergencies;
     (b) failure to maintain the insurance required by section 5.01.

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7.05. Self-Help. If either party defaults (Defaulting Party), the other party (Nondefaulting Party) may, without being obligated and without waiving the Default, cure the Default. The Nondefaulting Party may enter the Premises or Building to cure the Default. The Defaulting Party shall pay the Nondefaulting Party, upon demand, all costs, expenses, and disbursements incurred by the Nondefaulting Party to cure the Default.
7.06. Survival. The remedies permitted by Article 7 and the parties’ indemnities in section 5.02 shall survive the ending of this Lease.
ARTICLE 8 — NONDISTURBANCE
8.01. Subordination.
8.01(a). Mortgages. Subject to subsection 8.01(b), this Lease is subordinate to prior or subsequent mortgages covering the Building.
8.01(b). Foreclosures. If any mortgage is foreclosed, then:
(i) This Lease shall continue;
(ii) Tenant’s quiet possession shall not be disturbed if Tenant is not in Default;
(iii) Tenant will attorn to and recognize the mortgagee or purchaser at foreclosure sale (Successor Landlord) as Tenant’s landlord for the remaining Term; and
(iv) The Successor Landlord shall not be bound by:
(A) any payment of Rent or Additional Rent for more than one month in advance, except the Security Deposit and free rent, if any, specified in the Lease,
(B) any amendment, modification, or termination of this Lease without Successor Landlord’s consent after the Successor Landlord’s name is given to Tenant unless the amendment, modification, or ending is specifically authorized by the original Lease and does not require Landlord’s prior agreement or consent, and
(C) any liability for any act or omission of a prior Landlord.
8.01(c). Self-Operating. Section 8.01 is self-operating. However, Tenant shall promptly execute and deliver any documents needed to confirm this arrangement.

1240 Deming Way	LEASE	page 28 of 36

8.02. Estoppel Certificate.
8.02(a). Obligation. Either party (Answering Party) shall from time to time, within ten (10) business days after receiving written request by the other party (Asking Party), execute and deliver to the Asking Party a written statement. This written statement, which may be relied upon by the Asking Party and any third party with whom the Asking Party is dealing shall certify:
(i) the accuracy of the Lease document;
(ii) the Commencement and Termination Dates of the Lease;
(iii) that the Lease is unmodified and in full effect or in full effect as modified, stating the date and nature of the modification;
(iv) whether to the Answering Party’s knowledge the Asking Party is in default or whether the Answering Party has any claims or demands against the Asking Party and, if so, specifying the Default, claim, or demand; and
(v) to other correct and reasonably ascertainable facts that are covered by the Lease terms.
8.02(b). Remedy. The Answering Party’s failure to comply with its obligation in subsection 2(a) shall be a Default. Notwithstanding paragraphs 7.01(a)(iii) and 7.03, the cure period for this Default shall be five (5) business days after the Answering Party receives notice of the Default.
8.03. Quiet Possession. If Tenant is not in default, and subject to the Lease terms and the above encumbrances, Tenant’s peaceable and quiet enjoyment of the Premises shall not be disturbed by anyone.
ARTICLE 9 — LANDLORD’S RIGHTS
9.01. Rules.
9.01(a). Rules. Tenant, its employees and invitees, shall comply with:
(i) the Rules attached as Exhibit G; and
(ii) reasonable modifications and additions to Rules adopted by Landlord:
(A) of which Tenant is given thirty (30) days advance notice;
(B) that are for the safety, care, order, and cleanliness of the common areas;
(C) that do not unreasonably and materially interfere with Tenant’s conducti of its business or Tenant’s use and enjoyment of the Premises; and

1240 Deming Way	LEASE	page 29 of 36

(D) that do not require payment of additional moneys.
9.01(b). Conflict with Lease. If a Rule issued under subsection 9.01 (a) conflicts with or is inconsistent with any Lease provision, the Lease provision controls.
9.02. Mechanics Liens.
9.02(a). Discharge Lien. Tenant shall, within twenty (20) days after receiving notice of any mechanic’s lien for material or work claimed to have been furnished to the Premises on Tenant’s behalf and at Tenant’s request, except for work contracted by Landlord including the Buildout described in section 1.05 and Exhibits D and E:
(i) discharge the lien; or
(ii) post a bond equal to the amount of the disputed claim with companies reasonably satisfactory to Landlord.
If Tenant posts a bond, it shall contest the validity of the lien. Tenant shall indemnify, defend, and hold Landlord harmless from losses incurred from these liens.
9.02(b). Landlord’s Discharge. If Tenant does not discharge the lien or post the bond within the twenty (20) day period, Landlord may pay any amounts, including interest and legal fees, to discharge the lien. Tenant shall then be liable to Landlord for the amounts paid by Landlord.
9.02(c). Consent not Implied. Section 9.02 is not a consent to subject Landlord’s property to these liens.
9.03. Right to Enter.
9.03(a). Permitted Entries. Landlord and its agents, servants, and employees may enter the Premises at reasonable times, and at any time if an emergency, without charge, liability, or abatement of Rent, to:
(i) examine the Premises;
(ii) make repairs, alterations, improvements, and additions either required by the Lease or advisable to preserve the integrity, safety, and good order of part or all of the Premises or Building;
(iii) provide janitorial and other services required by the Lease;

1240 Deming Way	LEASE	page 30 of 36

(iv) comply with Applicable Laws under section 3.01;
(v) show the Premises to prospective lenders or purchasers and during the ninety (90) days immediately before this Lease ends to prospective tenants, accompanied, if requested by Tenant, by a Tenant representative;
(vi) post notices of nonresponsibility;
(vii) remove any Alterations made by Tenant in violation of section 4.01; and
(viii) post “For Sale” signs and, during the one hundred and twenty (120) days immediately before this Lease ends, post “For Lease” signs.
9.03(b). Entry Conditions. Notwithstanding subsection 9.03(a), entry is conditioned upon Landlord:
(i) giving Tenant at least twenty-four (24) hours advance notice, except in an emergency;
(ii) promptly finishing any work for which it entered; and
(iii) causing the least practicable interference to Tenant’s business.
9.03(c). Interference with Tenant. Notwithstanding subsections 9.03(a) and (b):
(i) if Landlord’s entry materially and substantially interferes with the conduct of Tenant’s business (and the entry is not needed because of Tenant’s negligence or willful misconduct), the Rent and Additional Rent shall abate in proportion to the extent of the interference; and
(ii) if Landlord causes damage to Tenant’s property, Landlord shall be liable for any damage to the extent the damage is not covered by Tenant’s insurance or the insurance Tenant is required to carry under Article 5, whichever is greater.
9.04. Holdover.
9.04(a). Holdover Status. If Tenant continues occupying the Premises after the Term ends (Holdover) then:

1240 Deming Way	LEASE	page 31 of 36

(i) if the Holdover is with Landlord’s written consent, it shall be a month-to-month tenancy, terminable on thirty (30) days advance written notice by either party. Tenant shall pay at the beginning of each month Rent and Additional Rent that is five (5) percent higher than the amount due in the last full month immediately preceding the Holdover period unless the Landlord specifies a lower or higher Rent and Additional Rent in the written consent;
(ii) if the Holdover is without Landlord’s written consent, then Tenant shall be a tenant-at-sufferance. Tenant shall pay by the first day of each month twice the amount of Rent and Additional Rent due in the last full month immediately preceding the Holdover period and shall be liable for any damages suffered by Landlord because of Tenant’s Holdover. Landlord shall retain its remedies against the Tenant who holds over without written consent.
9.04(b). Holdover terms. The Holdovers in subsection 9.04(a) shall be on the same terms and conditions of the Lease except:
(i) the Term (section 1.04);
(ii) Rent and Additional Rent (sections 2.01 and 2.02);
(iii) the extension Term is deleted (section 10.01);
(iv) the Quiet Possession provision is deleted (section 8.03);
(v) Landlord’s obligation for services and repairs for a paragraph 9.04(a)(ii) Holdover (sections 3.02 and 3.03) is deleted;
(vi) consent to an assignment or sublease may be unreasonably withheld and delayed (section 4.02);
(vii) the provision on Landlord’s Default is deleted (section 7.03);
(viii) the Defaulting Party may be the Tenant only; (sections 7.03 and 7.05);
(ix) the Buildout is deleted (Exhibits D and E and section 1.05)
9.05. Signs.
9.05(a). Permitted Signs. Landlord shall provide Tenant, at Landlord’s expense a listing on the Building ground sign and appropriate floor directories. Tenant may, at its expense and subject to

1240 Deming Way	LEASE	page 32 of 36

Landlord’s approval, which shall not be unreasonably withheld, install a sign on the exterior wall or door of the Premises inside the Building.
9.05(b). Nonpermitted signs. Other than the signs and listings permitted in subsection 9.05(a), Tenant shall not place or have placed any other signs, listings, advertisements, or any other notices anywhere else in the Building.
ARTICLE 10 — OPTIONS
10.01. Option to Extend.
10.01(a). Option. Tenant may extend this Lease for the period of years designated in the Reference Data (Extension Term) beginning immediately after the Term, upon the same terms and conditions of the Lease, except that:
(i) the Term shall be modified as stated above;
(ii) there will be no Option to extend beyond the final Extension Term described on the Reference Data sheet.
(iii) the build out shall be deleted.
10.01(b). Conditions. To exercise this Option to extend, Tenant must:
(i) not be in default at the time it exercises the option; and
(ii) give notice to Landlord that Tenant is exercising its Option to Extend at least one hundred and twenty (120) days but not more than two hundred and forty (240) days before the Term ends.
ARTICLE 11 — DISPUTES
11.01. Arbitration.
11.01(a). Procedure. For disputes subject to arbitration under subsection 11.01(c) that are not resolved by the parties within ten (10) days after either party gives notice to the other of its desire to arbitrate the dispute, the dispute shall be settled by binding arbitration by the American Arbitration Association in accord with its then-prevailing rules. Judgment upon the arbitration award may be entered in any court having jurisdiction. The arbitrators shall have no power to change the Lease provisions. The arbitration panel shall consist of three arbitrators, one of

1240 Deming Way	LEASE	page 33 of 36

whom must be a real estate attorney actively engaged in the practice of law for at least the last five (5) years. Both parties shall continue performing their Lease obligations pending the award in the arbitration proceeding. The arbitrators shall award the prevailing party reasonable expenses and costs including reasonable attorneys’ fees pursuant to section 12.02 plus interest on the amount due at eighteen (18) percent per annum or the maximum then allowed by applicable law, whichever is less.
11.01(b). Payment. The losing party shall pay to the prevailing party the amount of the final arbitration award. If payment is not made within ten (10) business days after the date the arbitration award is no longer appealable, then in addition to any other remedies under the law:
(i) if the Landlord is the prevailing party, it shall have the same remedies for failure to pay the arbitration award as it has for Tenant’s failure to pay the Rent; and
(ii) if the Tenant is the prevailing party, it may deduct any remaining unpaid award from its monthly payment of Rent, Additional Rent, or other charges.
11.01(c). Arbitration. The following disputes are subject to arbitration:
(i) any disputes that the parties agree to submit to arbitration;
(ii) the date when the Premises are substantially completed;
(iii) the amount of any abatement of Rent and Additional Rent because of damage or condemnation;
(iv) the amount billed as Additional Rent or any component part of the calculation of Additional Rent;
(v) which party must comply with Applicable Laws under section 3.01;
(vi) whether the utilities are being provided in the quality and quantity required by section 3.02;
(vii) whether Tenant may abate Rent and Additional Rent or cancel the Lease under paragraph 3.02(e)(ii);
(viii) whether Landlord’s withholding of consent is unreasonable or unduly delayed under subsections 4.02(a) and (b);
(ix) the amount of any insurance increase under subsection 5.0l(e);

1240 Deming Way	LEASE	page 34 of 36

(x) whether either party can cancel the Lease under Articles 6 or 7; and
(xi) any allocations required under subparagraphs 2.02(a)(v)(B)(4).
ARTICLE 12 — MISCELLANEOUS
12.01. Broker’s Warranty. The parties warrant that the Broker identified in the Reference Data (if any) is the only broker they dealt with on this Lease. The party who breaches this warranty shall defend, hold harmless, and indemnify the nonbreaching party from any claims or liability arising from the breach. The Landlord is solely responsible for paying the commission of said Broker.
12.02. Attorneys’ Fees. In any litigation between the parties regarding this Lease, the losing party shall pay to the prevailing party all reasonable expenses and court costs including attorneys’ fees incurred by the prevailing party. A party shall be considered the prevailing party if:
(a) it initiated the litigation and substantially obtains the relief it sought, either through a judgment or the losing party’s voluntary action before arbitration (after it is scheduled), trial, or judgment;
(b) the other party withdraws its action without substantially obtaining the relief it sought; or
(c) it did not initiate the litigation and judgment is entered for either party, but without substantially granting the relief sought.
12.03. Notices. Unless a Lease provision expressly authorizes another form of notice, all notices under this Lease shall be in writing and sent by registered or certified mail, postage prepaid, to the address of Landlord and Tenant shown in the Reference Data.
12.04. Partial Invalidity. If any Lease provision is invalid or unenforceable to any extent, then that provision and the remainder of this Lease shall continue in effect and be enforceable to the fullest extent permitted by law.
12.05. Waiver. The failure of either party to exercise any of its rights is not a waiver of those rights. A party waives only those rights specified in writing and signed by the party waiving its rights.
12.06. Binding on Successors. This Lease shall bind the parties’ heirs, successors, representatives, and permitted assigns.
12.07. Governing Law. This Lease shall be governed by the laws of the state of Wisconsin.

1240 Deming Way	LEASE	page 35 of 36

12.08. Insurance Increase. If due to Tenant’s particular use of the Premises the Landlord’s insurance rates are increased, Tenant shall pay the increase.
12.09. Lease not an Offer. Landlord gave this Lease to Tenant for review. It is not an offer to lease. This Lease shall not be binding unless signed by both parties and an originally signed counterpart is delivered to Tenant by Landlord.
12.10. Recording. Recording of this Lease is prohibited except as allowed in this section. At the request of either party, the parties shall promptly execute and record, at the cost of the requesting party, a short form memorandum describing the Premises and stating this Lease’s Term, its Commencement and Termination Dates, and other information the parties agree to include.
12.11. Survival of Remedies. The parties’ remedies shall survive the ending of this Lease when the ending is caused by the Default of the other party.
12.12. Authority of Parties. Landlord warrants that it owns the property free and clear of all mortgages, liens, and encumbrances except for those listed in the Reference Data. Each party warrants that it is authorized to enter into the Lease, that the person signing on its behalf is duly authorized to execute the Lease, and that no other signatures are necessary.
12.13. Business Days. Business days means Monday through Friday inclusive, excluding holidays identified at subsection 3.02(b). Throughout this Lease, wherever “days” are used the term shall refer to calendar days. Wherever the term “business days” is used the term shall refer to business days.
12.14. Entire Agreement. This Lease contains the entire agreement between the parties about the Premises and Building. Except for the Rules for which subsection 9.0l(a) controls, this Lease shall be modified only by a writing signed by both parties.
[This Lease is not valid unless there is a Reference Data page and a two-page Addendum signed by Landlord and Tenant attached to the front of it]

1240 Deming Way	LEASE	page 36 of 36

1240 Deming Way	Exhibit A	page 1 of 2

MECHANICAL ENGINEERING:
HARDWARE ENGINEERING:
SOFTWARE ENGINEERING:
TECHNICAL WRITING:
FINANCE / MARKETING:
I.T.
ENTRY and BREAK-OUT AREA
SERVICE / TRAINING
REGULATORY / Q.C.
CLINICAL SCIENCE
PHYSICS RESEARCH
SENIOR MANAGEMENT:
15' X 20' ENGINEERING CONF. RM.
14' X 14' DOCUMENT ROOM
15' X 20' BREAK RM.
12' x 12' SERVER RM.
10' x 14' office supplies
CEO

TOMOTHERAPY
second floor:
21,485 g.s.f.

SECOND FLOOR PLAN
SCALE: (N.T.S.)

1240 Deming Way	Exhibit A	page 2 of 2

1240 Deming Way	Exhibit B	page 1 of 1

PLEASANT VIEW ROAD
GREENWAY BLVD
GIALAMAS WAY
DEMING WAY
GUARANTY NATIONAL COMPANIES
DIGGERS HOTLINE
SITE PLAN

1240 Deming Way	Exhibit C	page 1 of 1

JANITORIAL SPECIFICATIONS
Premises
Daily
Thoroughly clean entrance door glass.
Empty all wastebaskets, replacing liners as needed.
Remove all recycling, placing in proper receptacles.
Remove any trash or recycling sitting near wastebaskets which is labeled as “trash”. (Note it must be labeled as trash or it will not be picked up to ensure only trash is disposed of.)
Light dust of furniture, fixtures, and equipment.
Spot wipe any cleared off surface on desktops, credenzas or counter tops. (Note; Wooden desktops will be dusted only.)
Remove all hand marks from the walls near the light switches, doors, and door frames.
Vacuum all traffic lanes with backpack vacuum.
Weekly
Full vacuum of carpeted areas (edge to edge).
Dust picture frames, window sills.
High level and low level dusting.
Spot clean vertical surfaces.
Detailed dusting of furniture, fixtures.
Wipe off phone receivers.
Quarterly
Dust blinds three times a year.
Dust ceiling air vents and grills.
As needed
Spot vacuum upholstered furniture.
Semi-annually
Clean inner suite glass panels three times a year.
Lavatories
Daily
Empty all baskets, replacing liners as needed.
Clean and sanitize all the lavatory fixtures, counter tops, mirrors, and metal.
Wet mop lavatory floors.
Remove all hand marks from the walls near the light switches, doors, and door frames.
Spot clean lavatory partitions.
Replenish soap and paper supplies.
Weekly
Acid clean urinals and commode interiors.
Delime sinks and faucets.
Clean shower facilities.
Monthly
Full flood mop of tile floor.
Dust the ceiling air vents.
Quarterly
Clean lavatory partitions.

1240 Deming Way Lease	Exhibit F	page 1 of 2

Entryway
Daily
Thoroughly clean entrance door glass, including exterior of main lobby and sidelights.
Dust and wet mop granite floors.
Vacuum carpeted areas.
Empty and clean cigarette ashtrays and urns.
Police the exterior around the entrance
Weekly
Clean and polish building directory.
Wipe window sills
Monthly
Full wash of glass side panels.
Quarterly
Clean lobby glass panels three times/year
Hallways, Staircases, and Elevator Bank
Daily
Dust and wet mop granite floors and staircases.
Vacuum carpeted areas.
Spot polish elevators.
Weekly
Full vacuum of carpeted areas and staircases.
Coffee Islands, Kitchens
Daily
Clean and wipe down all counters.
Clean sinks if empty.
Wipe down outside of microwaves.
Dust vending machines tops, wipe down handles, and faces.
Wipe down all table tops.
Dust mop and wet mop tiled floors.
Wipe off chairs.
Empty waste baskets, replace liners as needed.
Vacuum carpeted areas.
Remove recyclables.
Weekly
Delime sinks.
Dust window sills.
As Needed
Spot clean chairs.
Contracted Special Work (Extras)
Semi-Annually
Wash interior of all exterior windows.
Shampoo Carpets — Common Areas
Shampoo Carpets — Tenants space — Tenant responsibility
Wash outside exterior windows.
Wash interior of entrance area windows.

1240 Deming Way Lease	Exhibit F	page 2 of 2

1240 DEMING WAY
RULES AND REGULATIONS
     (1) HOURS OF OPERATION. The Building shall be open daily from at least 7:00 a.m. to 7:00 p.m. Monday through Friday and from 8:00 a.m. to noon on Saturday (“normal business hours”). In case of invasion, mob, riot, demonstration, public insurrection or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of any such occurrence for the safety of tenants and protection of the Building and the property therein. Landlord shall in no event be liable for damages for any error with regard to the admission of any person to or for the exclusion of any person from the Building.
     (2) ELEVATOR SERVICE. The automatic self-service elevators in the Building will be in operation at all times. Elevator service may be interrupted because of maintenance, repairs or improvements or for any cause reasonably beyond Landlord’s control.
     (3) DOORS. All entrance doors to tenant premises shall be locked when such premises are not in use. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage. Landlord assumes no responsibility for loss or theft unless such occurrence is reasonably attributable to the negligence or willful act of Landlord or persons reasonably within Landlord’s control.
     (4) COMMON AREAS. No portion of the sidewalks, doorways, entrances, passages, vestibules, halls, lobbies, corridors, elevators or stairways in or adjacent to the Building shall be obstructed or used from any purpose other than for ingress and egress to and from tenant premises. No doormats, overshoes, umbrellas, or other items of any nature shall be placed or permitted to remain in such areas. No floor, skylight, partition, transom or opening that reflects or admits light into any place in the Building and no means of access to any Building fire escape, shall be covered or obstructed by any tenant.
     (5) NUISANCES. Tenants and its employees and invitees shall at all times refrain from (a) making any loud, improper noises, sounds or vibrations in their premises or elsewhere in the Building or in any other manner annoying, disturbing, or interfering with other tenants or their employees and invitees.
     Tenants shall not keep or permit on their premises any foul or noxious gas or substance or combustible fluid or material. No animals (except dogs for the blind), birds or other pets shall be permitted in or about the Building temporarily or otherwise. Aquaria may be permitted with the prior written consent of Landlord. Bicycles shall be parked only at such place or places as Landlord, in its sole discretion, may designate. Tenant premises shall not be used for cooking or lodging purposes nor for a storeroom for merchandise or other materials. Tenants shall not, without the prior written consent of Landlord, bring into, use or keep in the Building any inflammable explosive or hazardous article of any nature.

1240 Deming Way Lease	Exhibit G	page 1 of 2

     (6) HEAVY EQUIPMENT AND FREIGHT. Safes and other objects of unusual size or weight shall not be allowed to be brought into or removed from the Building without the prior written consent of Landlord. All damage done to the Building or the Premises by the delivery, installation, use or removal thereof shall be paid for by Tenant.
Freight, business equipment, furniture, merchandise, and other large or bulky articles (excluding packages of reasonable weight and size which can be carried by one person) shall be delivered to and removed from the Building through such entrance, in such manner and at such times as may be designated by Landlord. All damage to the elevator or other portions of the Building caused by the moving or carrying of articles therein or thereon shall be paid for by Tenant. Landlord shall not be responsible for damage to any property of tenants delivered or left in any receiving area or elsewhere in the Building or to any property moved or handled anywhere in the Building by any representative of Landlord as an accommodation to any tenant. Landlord shall be under no obligation to accept delivery of, or to move or handle, any property of any tenant.
     (7) SOLICITORS. Subject to the provisions of applicable laws or ordinances, solicitors, canvassers, and peddlers shall not be permitted in the Building. Tenants shall use their best efforts to discourage solicitors, canvassers and peddlers from frequenting the Building. Landlord reserves the right to exclude or eject from the Building all solicitors, canvassers and peddlers, or any person who, in the judgment of Landlord’s security officer or employee in charge, is under the influence of liquor or drugs, or any person who shall in any manner do or threaten to do any illegal act or any act in violation of any of the Rules and Regulations of the Building.
     (8) LOCKS AND KEYS. Tenants shall not (a) attach or permit to be attached additional locks or similar devices to any door or transom of their premises; (b) change existing locks or the mechanism thereof; or (c) make or permit to be made any keys for any door thereof other than those provided by Landlord. If more than two (2) keys for one lock are desired, Landlord shall provide them upon payment therefore by the requesting tenant. Tenants, upon the termination of its tenancy, shall deliver to Landlord all keys which have been furnished to the tenant or made by any tenant.Tenants shall pay Landlord for all lost or missing keys.
     (9) EXTRA SERVICES. Requests for any extra janitorial or other special service requirements of any tenant must be directed to Landlord. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless directed to do so by Landlord.
     (10) PARKING. Public parking for any tenant’s customers, clients, patrons and invitees shall be available on a regulated basis solely in those areas designated by Landlord for such parking.Tenants shall abide by all vehicular parking regulations issued by Landlord.

1240 Deming Way Lease	Exhibit G	page 2 of 2

BUILDING STANDARD
The building owner will provide the following level of finishes to the structure. All of the construction occurring after this point is a part of the “Tenant Improvements” and will be handled under a separate construction contract with payment made by Landlord and/or Tenant.

Grounds	All site improvements are the responsibility of the owner. Parking lots, walks, drives, landscaping and exterior signs and lighting will be installed before occupancy by any tenant, except that the landscaping and the second course of paving is dependent on weather and may have to be delayed until the following spring.

Building shell	The building will be fully enclosed and weather tight; all mechanical systems, elevators, security and alarm systems, sprinkler loops and heads and emergency lights and generators will be installed; the building entrance and lobby will be finished and the common areas on the floor [e.g., lobby, halls and bathrooms] will be finished before occupancy by any tenant.

Premises	Each tenant suite will have a finished and level concrete floor; outside walls will be finished and taped and sanded above/below windows as required; the demising walls separating the Premises from adjoining suites or common areas will be finished on each side facing a common area and unfinished on each side facing a tenant suite to accommodate tenant’s wiring; HVAC will be provided to each floor with ducting to and within the Premises as part of the tenant improvements; both 277/480 volt and 120/208 volt electrical service will be provided to each floor in amounts sufficient for standard office usage, extraordinary demand and all distribution to and within the Premises is part of the tenant improvements; ceilings are unfinished with sprinkler heads turned up upon start of tenant improvements.

1240 Deming Way	Exhibit H	page 1 of 1

Tomotherapy, Inc.
1240 Deming Way
Madison, Wisconsin 53717
TENANT BUILD OUT AGREEMENT
THIS AGREEMENT, is entered into by and between Old Sauk Trails Park Limited Partnership, a Wisconsin limited partnership (“Landlord”) and Tomotherapy, Inc. (“Tenant”).
WHEREAS, Landlord and Tenant will enter into a lease (“Lease”) for the first and second floors of the building to be constructed at 1240 Deming Way, Madison, Wisconsin; and
WHEREAS, the execution of the Lease is conditioned, in part, on Landlord’s delivery of the leased premises in a condition suitable for Tenant’s occupancy and the installation of its furnishings, fixtures and equipment used in the conduct of its business therein; and
WHEREAS, the Lease provides that the Landlord will pay $23.25/rentabIe square foot of the Premises, excluding Tenant’s test bunkers (“Build out Allowance”) toward the cost of the Tenant Improvements including the test bunkers (as defined in the Lease and specifically excluding the work described in Exhibit H of the Lease which work will be done at Landlord’s expense); and
WHEREAS, Landlord will enter into a contract with Planning Associates, Inc. for the installation of the Tenant Improvements (“Contract”) at a cost which is expected to exceed the Build out Allowance; and
WHEREAS, Landlord has required that Tenant, as a condition precedent to Landlord’s execution of the Contract, approve the terms of the Contract and agree to reimburse Landlord for all costs which Landlord incurs in excess of the Build out Allowance;
NOW, THEREFORE, in consideration of the premises and of the mutual promises made hereby, Landlord and Tenant agree as follows:
1.	Tenant has reviewed and hereby approves the terms of the Contract, a copy of which is attached hereto as Exhibit #1.

2.	Tenant acknowledges that the Contract Price identified therein is subject to change due to, among other reasons, receipt of final bids, costs over or under allowances and change orders executed subsequent hereto. Whenever Owner’s consent is required under the Contract, Owner shall be deemed to include both Landlord and Tenant.

3.	Landlord shall proceed diligently and in good faith to supervise the completion of the Tenant Improvements in a timely fashion, shall pay all sums due therefor and shall secure

1240 Deming Way	Exhibit I	page 1 of 2

all required lien waivers for the labor and material provided under the contract.
4.	Tenant shall be deemed a third-party beneficiary of the Contract and shall be entitled to enforce and rely on all terms, covenants and conditions, warranties, indemnifications and other rights of Owner under the contract as if Tenant was a signatory thereto.

5.	Notwithstanding any change in the Contract Price that Tenant has approved as provided herein, Tenant agrees that it shall promptly reimburse Landlord for all sums paid under the Contract in excess of the Build out Allowance. Tenant’s failure to pay such sums within thirty (30) days of its receipt of an invoice therefor shall be a Default under Section 7.01 of the Lease. Furthermore, Landlord may it its discretion, require that Tenant deposit funds for some or all of the cost of the Improvements in excess of the Build out Allowance.
In witness whereof Landlord and Tenant have executed this Agreement at Madison, Wisconsin, on the date set forth above.

LANDLORD	TENANT
Old Sauk Trails Park Limited Partnership	Tomotherapy, Inc.
The Gialamas Company, Inc., agent

/s/ George Gialamas	/s/ John J. Barni

George Gialamas, President	John J. Barni, C.E.O.
The undersigned contractor hereby joins in this Agreement for the purpose of acknowledging, consenting and agreeing to the terms contained herein, including, without limitation, providing that Tenant is a third-party beneficiary under the Contract.

Design/build Contractor
PLANNING ASSOCIATES, INC.
/s/ James M. Pientka

James M. Pientka, Executive Vice President
THIS LEASE IS NOT VALID UNTIL THIS TENANT BUILD OUT AGREEMENT, WITH EXHIBIT 1 ATTACHED, HAS BEEN EXECUTED BY LANDLORD, TENANT AND DESIGN/BUILD CONTRACTOR.

1240 Deming Way	Exhibit I	page 2 of 2